SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

       Date of report (Date of earliest event reported): DECEMBER 17, 1998

                           THE NATIONAL REGISTRY INC.
             (Exact Name of Registrant as Specified in its Charter)

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
            DELAWARE                     0-2027                            95-4346070
(State or Other Jurisdiction     (Commission File Number)      (IRS Employer Identification No.)
     of Incorporation)
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             2502 ROCKY POINT DRIVE, SUITE 100, TAMPA, FLORIDA 33607
               (Address of Principal Executive Offices) (Zip Code)

       Registrant's telephone number, including area code: (813) 636-0099

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ITEM 1.  CHANGE IN CONTROL OF REGISTRANT

                           On December 17, 1998, RMS Limited Partnership, a
                  Nevada limited partnership ("RMS"), Francis R. Santangelo ("Santangelo") and Clearwater Fund III, L.P., a Delaware limited partnership ("Clearwater"), entered into a Stock Purchase Agreement (the "Agreement") pursuant to which RMS and Santangelo agreed to purchase 195,500 and 34,500 shares, respectively, of the Series C Convertible Preferred Stock, $.01 par value per share (the "Preferred Stock"), of The National Registry Inc. (the "Company") from Clearwater for, what the Company has been informed includes, (a) a purchase price of $850,000 and $150,000, respectively, and (b) the delivery, after the immediate conversion of all of the shares of Preferred Stock, of 850,000 and 150,000 shares, respectively, of common stock, $.01 par value per share, of the Company (the "Common Stock"). Upon consummation of the purchase of the Preferred Stock, RMS and Santangelo converted all of their respective shares of Preferred Stock into 8,264,138 shares and 1,458,377 shares, respectively, of Common Stock (representing approximately 49.6% and 8.7% of the then issued and outstanding shares of Common Stock). After the issuance of such shares of Common Stock and the delivery of the applicable shares of Common Stock to Clearwater, RMS and Santangelo will be the beneficial owners of approximately 8,080,805 and 1,308,377 shares of Common Stock, respectively, representing approximately 48.5% and 7.8%, respectively, of the then issued and outstanding shares of Common Stock.

                           In addition, pursuant to that certain Stockholders=
                  Voting Agreement, dated as of March 14, 1995, by and between
                  J. Anthony Forstmann ("Forstmann"), RMS and Santangelo, Forstmann and RMS agreed to vote for a director designee nominated by the other. Further, each of Forstmann, RMS and Santangelo agreed to not vote securities beneficially owned by it for certain specified shareholders actions unless Forstmann and RMS agree to approve such transactions. The Company has been informed that as of December 17, 1998, Forstmann was the beneficial owner of approximately 776,250 shares of Common Stock.

                           In addition, the Company has been informed that RMS
                  and Santangelo have an oral agreement pursuant to which Santangelo has agreed to vote his shares of Common Stock in tandem with RMS.

                           As a result of the foregoing transactions, RMS and
                  Santangelo have effectively acquired control of the Company through the ability to control the vote on most if not all matters to be determined by the stockholders of the Company, including, without limitation, the election of the directors of the Company.

                           Also as a part of such transaction, RMS and
                  Santangelo agreed to contribute, on or prior to January 1, 1999, an aggregate of $2,000,000 to

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                  the Company's working capital without the issuance of any
                  additional securities. The Company received these funds on December 30, 1998.

                           The Company has been informed that the funds used by
                  RMS and Santangelo to purchase the Preferred Stock were from available working capital of RMS and Santangelo, as applicable.

ITEM 2.  ACQUISITION OR DISPOSITION OF ASSETS

                  Not applicable.

ITEM 3.  BANKRUPTCY OR RECEIVERSHIP

                  Not applicable.

ITEM 4.  CHANGES IN REGISTRANT'S CERTIFYING ACCOUNTANT

                  Not applicable.

ITEM 5.  OTHER EVENTS

                           The attached exhibit is incorporated by reference
                  herein, and the description set forth below is qualified in its entirety by reference to such exhibit.

                           On December 18, 1998, the Company announced that RMS
                  and Santangelo acquired from Clearwater 230,000 shares of Preferred Stock on December 17, 1998. The shares of Preferred Stock together with accrued and unpaid dividends thereon, representing all of the issued and outstanding shares of Preferred Stock, were immediately converted into 9,722,515 shares of Common Stock, representing approximately 58.3% of the then issued and outstanding shares of Common Stock. As part of such transaction, Clearwater will receive from RMS and Santangelo an aggregate of 1,000,000 shares of Common Stock after the completion of such conversion. After the issuance of the shares of Common Stock upon such conversion, RMS and Santangelo will be the beneficial owners of approximately 8,080,805 and 1,308,377 shares of Common Stock, respectively, representing approximately 48.5% and 7.8%, respectively, of the then issued and outstanding shares of Common Stock. Also as a part of such transaction, RMS and Santangelo agreed to contribute, on or prior to January 1, 1999, an aggregate of $2,000,000 to the Company's working capital without the issuance of any additional securities.

                           In addition, the Company agreed to issue to
                  Clearwater warrants to purchase up to 100,000 shares of Common Stock at an exercise price of $0.625 per share upon the cancellation of the outstanding warrants to purchase up to 47,619 shares of Common Stock at an exercise price of $15.675 previously issued to Clearwater Fund IV, LLC.

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ITEM 6.  RESIGNATION OF REGISTRANT'S DIRECTORS

                  Not applicable.

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS

                  (a)      Not applicable.

                  (b)      Not applicable.

                  (c)      Exhibits

                  The exhibit listed on the Exhibit Index on page 5 is filed as part of this Report.

ITEM 8.  CHANGE IN FISCAL YEAR

                  Not applicable.

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                                   SIGNATURES

                  Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                  THE NATIONAL REGISTRY INC.

Date: December 30, 1998

                                  By: /s/ JEFFREY P. ANTHONY
                                      ----------------------------------------
                                         Jeffrey P. Anthony
                                         President and Chief Executive Officer

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                                  EXHIBIT INDEX

EXHIBIT                                                                 PAGE NO.
-------                                                                 --------
99.1              Press Release dated December 18, 1998

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